Exhibit 99.1
Vir Biotechnology Provides Corporate Update and Reports Fourth Quarter and Full Year 2024 Financial Results

– Phase 3 ECLIPSE registrational clinical program in chronic hepatitis delta on track to begin in the first half of 2025
– Tobevibart and elebsiran in chronic hepatitis delta received U.S. FDA Breakthrough and Fast Track designations and EMA PRIME and Orphan Drug designations
– Compelling early clinical response signals and promising safety profiles for dual-masked T-cell engagers VIR-5818 and VIR-5500 in heavily pretreated patients with solid tumors, with potential for expanded therapeutic index
– Company plans to initiate a Phase 1 study of VIR-5525, its dual-masked EGFR-targeting T-cell engager, in the first half of 2025
– Focused prioritization and disciplined capital deployment of $1.10 billion in cash, cash equivalents and investments enable cash runway into mid-2027
– Conference call scheduled for February 26, 2025 at 1:30 p.m. PT / 4:30 p.m. ET
SAN FRANCISCO, February 26, 2025 – Vir Biotechnology, Inc. (Nasdaq: VIR), today provided a corporate update and reported financial results for the fourth quarter and full year ended December 31, 2024.
“2024 was a year of transformation for Vir Biotechnology as we successfully defined and executed on our renewed strategic direction, focusing our resources on our most promising programs in infectious diseases and oncology,” said Marianne De Backer, M.Sc., Ph.D., MBA, Chief Executive Officer, Vir Biotechnology. “As we enter 2025, we are poised for significant advancement with the initiation of our Phase 3 registrational program in chronic hepatitis delta and further clinical progression of our dual-masked T-cell engagers in solid tumors. Our disciplined capital deployment and strategic approach to partnerships enable us to maximize value creation from our pipeline and deliver transformative therapies to patients.”
Pipeline Programs
Chronic Hepatitis Delta (CHD)
•ECLIPSE Phase 3 registrational clinical program in chronic hepatitis delta is advancing with the first patient in (FPI) expected during the first half of 2025.
•Positive data from the SOLSTICE Phase 2 clinical trial were presented at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting® in November 2024. This data demonstrated the potential of the first-of-its-kind investigational combination to address a critical unmet need in CHD, showing rapid and sustained virologic suppression, using the most stringent measure of zero detectable hepatitis delta RNA in the blood or target not detected, (TND defined as HDV RNA < 0 IU/mL), and no treatment-related serious adverse events (SAEs).

•Tobevibart and elebsiran combination therapy has received multiple regulatory designations potentially supporting an expedited development and review process and recognizing the significant unmet need in CHD: U.S. FDA Breakthrough Therapy designation, U.S. FDA Fast Track designation, European Priority Medicines (PRIME) designation and European Orphan Drug designation.
Solid Tumors
•In January 2025, the Company presented encouraging preliminary safety and efficacy data in ongoing Phase 1 dose escalation trials for its dual-masked T-cell engager (TCE) programs.
◦VIR-5818, the only dual-masked HER2-targeting TCE in clinical trials, showed tumor shrinkage across various tumor types in 50% (10/20) of participants receiving doses ≥400 µg/kg, with confirmed partial responses in 33% (2/6) of participants with HER2-positive colorectal cancer (CRC).
◦VIR-5500, the only dual-masked PSMA-targeting TCE in clinical trials, showed PSA reductions in 100% (12/12) of metastatic castration resistant prostate cancer (mCRPC) patients after an initial dose ≥120 µg/kg. PSA50 response was confirmed in 58% (7/12) of participants.
◦Both clinical candidates have shown promising safety profiles, with maximum tolerated dose (MTD) not yet reached, no dose-limiting cytokine release syndrome (CRS) observed and no CRS greater than grade 2.
•Initial clinical data demonstrate the PRO-XTEN™ masking technology’s potential to minimize systemic toxicity while enabling selective killing of cancer cells in the tumor microenvironment, minimizing CRS and expanding the therapeutic index compared to traditional therapeutic approaches.
•The Company is advancing VIR-5818 and VIR-5500 through ongoing Phase 1 dose escalation studies, aiming to further optimize dosing and efficacy. Additionally, the Company plans to initiate a Phase 1 study of VIR-5525, its dual-masked EGFR-targeting TCE, in the first half of 2025, evaluating its potential across a number of solid tumor indications.
Chronic Hepatitis B (CHB)
•The Company anticipates functional cure data from the 24-week follow-up of the MARCH Part B Phase 2 trial in the second quarter of 2025.
•Positive end-of-treatment results of the MARCH Part B Phase 2 trial evaluating tobevibart and elebsiran in combination with PEG-IFNα or tobevibart and elebsiran alone were presented at AASLD The Liver Meeting® in November 2024. The data demonstrated compelling hepatitis B surface antigen (HBsAg) loss and anti–hepatitis B surface antibody (anti-HBs) development at the end of treatment.
•Future advancement in CHB by the Company will be contingent on securing a worldwide development and commercialization partner outside of China Territory (People’s Republic of China, Hong Kong, Taiwan and Macau) to best enable further development in this area of high unmet need.

Preclinical Pipeline Candidates
•The Company is advancing multiple undisclosed dual-masked TCEs against clinically validated targets with potential applications across a variety of solid tumors. These preclinical candidates leverage the PRO-XTENTM masking technology with novel TCEs discovered and engineered using Vir Biotechnology’s antibody discovery platform and the Company’s proprietary dAIsY™ (data AI structure and antibody) AI engine.
•The Company continues to advance its HIV broadly neutralizing antibody program for HIV cure in collaboration with the Gates Foundation.
Corporate Update
•In November 2024, the Company hosted an investor event highlighting positive data from its SOLSTICE Phase 2 trial in hepatitis delta and its MARCH Part B Phase 2 trial in hepatitis B presented at AASLD.
•In January 2025, the Company announced positive initial Phase 1 dose escalation data for two of its PRO-XTEN™ masked TCEs through an investor event.
•The Company announced Maninder Hora, Ph.D. will assume the role of Executive Vice President, Chief Technical Operations Officer in February 2025, following the departure of the current Chief Technology Officer, Aine Hanley, Ph.D.
Fourth Quarter and Full Year 2024 Financial Results
“Our focus on operational efficiency and program prioritization achieved a 28% year-over-year reduction in operating expense, excluding the upfront expense related to the Sanofi licensing agreement," said Jason O'Byrne, MBA, Executive Vice President and Chief Financial Officer, Vir Biotechnology. "We enter 2025 with a robust financial position to support our key strategic priorities, including $1.10 billion in cash, cash equivalents and investments and a cash runway into mid-2027."
Cash, Cash Equivalents and Investments: As of December 31, 2024, the Company had approximately $1.10 billion in cash, cash equivalents and investments, representing a decline of approximately $90.6 million during the fourth quarter of 2024. For the full year of 2024, cash, cash equivalents and investments declined approximately $532.3 million. The 2024 full year decrease includes a $103.7 million upfront payment made to Sanofi upon the closing of the Sanofi license agreement and $75.0 million that was reclassified to restricted cash in the third quarter of 2024 and subject to VIR-5525 achieving “first in human dosing” by 2026.
Revenue: Revenue for the quarter ended December 31, 2024 was $12.4 million compared to $16.8 million for the same period in 2023. Revenue for the full year of 2024 was $74.2 million compared to $86.2 million in 2023. The decreases in the fourth quarter and full year were primarily driven by grant revenue, where lower revenue was recognized in accordance with our agreement with BARDA and the Gates Foundation. In addition, the decrease in the full year 2024 was attributable to lower revenues from the release of profit-sharing amount previously constrained under the 2020 GSK Agreement, partially offset by the recognition of deferred revenue related to the expiry of GSK’s rights to select up to two additional non-influenza target pathogens during the first quarter of 2024.

Cost of Revenue: Cost of revenue for the fourth quarter of 2024 was $0.7 million compared to $0.8 million for the same period in 2023. Cost of revenue for the full year of 2024 was $0.8 million compared to $2.8 million in 2023. The decreases were due to lower third-party royalties owed based on the lower collaboration revenue under the 2020 GSK Agreement.
Research and Development Expenses (R&D): R&D expenses for the fourth quarter of 2024 were $106.1 million, which included $8.3 million of non-cash stock-based compensation expense, compared to $109.1 million for the same period in 2023, which included $16.5 million of non-cash stock-based compensation expense. R&D expenses for the full year of 2024 were $506.5 million, which included $43.9 million of non-cash stock-based compensation expense, compared to $579.7 million in 2023, which included $62.7 million of non-cash stock-based compensation expense. The decrease of the fourth quarter R&D expense was primarily due to lower expenses for personnel and de-prioritized programs, partially offset by non-cash in-process R&D assets impairment charges and contingent consideration liability revaluation. The decrease of the full year R&D expense was primarily due to lower clinical costs and contract manufacturing costs associated with the Company’s discontinued flu asset, VIR-2482, lower contract manufacturing costs associated with elebsiran used in the Company’s CHD and CHB clinical trials and lower personnel costs, partially offset by the $102.8 million of the Sanofi upfront payment being recognized as in-process R&D expense.
Selling, General and Administrative Expenses (SG&A): SG&A expenses for the fourth quarter of 2024 were $26.7 million, which included $7.5 million of non-cash stock-based compensation expense, compared to $41.2 million for the same period in 2023, which included $11.8 million of non-cash stock-based compensation expense. SG&A expenses for the full year of 2024 were $119.0 million, which included $34.5 million of non-cash stock-based compensation expense, compared to $174.4 million in 2023, which included $48.6 million of non-cash stock-based compensation expense. The decrease in both the fourth quarter and the full year was primarily related to lower personnel and other expenses associated with previously announced cost-saving initiatives.
Restructuring, Long-Lived Assets Impairment and Related Charges: Restructuring, long-lived assets impairment and related charges for the fourth quarter of 2024 were $(3.9) million compared to $4.7 million for the same period in 2023. The $(3.9) million in the fourth quarter of 2024 was primarily related to a gain from terminating our lease in St. Louis, Missouri. The $4.7 million in the fourth quarter of 2023 was primarily related to the severance expenses.
Other Income: Other income for the fourth quarter of 2024 was $12.5 million compared to $18.3 million for the same period in 2023. The decrease was primarily due to lower interest income. Other income for the full year of 2024 was $64.1 million compared to $56.1 million in 2023. The increase was primarily due to lower unrealized loss from the Company's equity investment and lower foreign exchange loss, partially offset by lower interest income.
Benefit from Income Taxes: Benefit from income taxes for the fourth quarter and the full year of 2024 was nominal. Benefit from income taxes for the fourth quarter and the full year of 2023 was $4.8 million and $13.1 million, respectively, primarily due to a pre-tax loss and the Company’s ability to carry back the research and development credit to 2022.
Net Loss: Net loss attributable to Vir Biotechnology for the fourth quarter of 2024 was $(104.6) million, or $(0.76) per share, basic and diluted, compared to a net loss of $(116.0) million, or $(0.86) per share, basic and diluted, for the same period in 2023. Net loss attributable to Vir Biotechnology for the year of 2024 was $(522.0) million, or $(3.83) per share, basic and diluted, compared to a net loss of $(615.1) million, or $(4.59) per share, basic and diluted, in 2023.

2025 Financial Guidance
Based on current operating plans, the Company expects its cash, cash equivalents and investments to fund its operations into mid-2027.
Conference Call
Vir Biotechnology will host a conference call to discuss the fourth quarter and full year 2024 results at 1:30 p.m. PT / 4:30 p.m. ET today. A live webcast will be available on https://investors.vir.bio/ and will be archived for 30 days.
About VIR-5818, VIR-5500, VIR-5525
VIR-5818, VIR-5500, VIR-5525 are investigational, clinical candidates currently being evaluated for the treatment of solid tumors. These assets leverage the PRO-XTEN™ masking technology with three different T-cell engagers (TCEs) targeting HER2, PSMA, and EGFR, respectively.
TCEs are powerful anti-tumor agents that can direct the immune system, specifically T-cells, to destroy cancer cells. The PRO-XTEN™ masking technology is designed to keep the TCEs inactive (or masked) until they reach the tumor microenvironment, where tumor-specific proteases cleave off the mask and activate the TCEs, leading to killing of cancer cells. By driving the activity exclusively to the tumor microenvironment, we aim to circumvent the traditionally high toxicity associated with TCEs and increase their efficacy and tolerability. Additionally, the mask is designed to help drug candidates stay in the bloodstream longer in their inactive form, allowing them to better reach the site of action and potentially allowing less frequent dosing regimens for patients and clinicians.
About Tobevibart and Elebsiran
Tobevibart is an investigational broadly neutralizing monoclonal antibody targeting the hepatitis B surface antigen (HBsAg). It is designed to inhibit the entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of circulating viral and subviral particles in the blood. Tobevibart was identified using Vir Biotechnology’s proprietary monoclonal antibody discovery platform. The Fc domain has been engineered to increase immune engagement and clearance of HBsAg immune complexes and incorporates Xencor’s Xtend™ technology to extend half-life. Tobevibart is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta and patients with chronic hepatitis B.
Elebsiran is an investigational hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) designed to degrade hepatitis B virus RNA transcripts and limit the production of hepatitis B surface antigen. Current data indicates that it has the potential to have direct antiviral activity against hepatitis B virus and hepatitis delta virus. Elebsiran is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta and patients with chronic hepatitis B.

About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Its clinical-stage portfolio includes infectious disease programs for chronic hepatitis delta and chronic hepatitis B infections and multiple dual-masked T-cell engagers across validated targets in solid tumor indications. Vir Biotechnology also has a preclinical portfolio of programs across a range of infectious diseases and oncologic malignancies. Vir Biotechnology routinely posts information that may be important to investors on its website.
Vir Biotechnology has exclusive rights to the PRO-XTEN™ masking platform for oncology and infectious disease. PRO-XTEN™ is a trademark of Amunix Pharmaceuticals, Inc., a Sanofi company.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding: Vir Biotechnology’s cash balance and anticipated runway; Vir Biotechnology’s future financial and operating results and its expectations related thereto, including Vir Biotechnology’s financial guidance; the therapeutic potential of Vir Biotechnology's CHD and CHB programs, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the therapeutic potential of Vir Biotechnology's oncology solid tumor portfolio, preclinical pipeline and PRO-XTENTM masked TCE platform, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the potential of and Vir Biotechnology’s expectations for its other pipeline programs; Vir Biotechnology’s clinical development plans and expectations for its oncology and hepatitis programs, including protocols for and enrollment into ongoing and planned clinical studies, potential partnering opportunities, and data readouts and presentations, as well as anticipated timelines; the potential benefits, safety and efficacy of Vir Biotechnology’s investigational therapies; Vir Biotechnology’s strategy and plans; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including, without limitation: unexpected safety or efficacy data or results observed during clinical studies or in data readouts, including the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; the timing and amount of Vir Biotechnology’s actual operating expenses, as determined in accordance with U.S. Generally Accepted Accounting Principles; difficulties in collaborating with other companies, some of whom may be competitors of Vir Biotechnology or otherwise have divergent interests, and uncertainty as to whether the benefits of Vir Biotechnology’s various collaborations can ultimately be achieved; challenges in accessing manufacturing capacity; clinical site activation rates or clinical enrollment rates that are lower than expected; the timing and outcome of Vir Biotechnology’s planned interactions with regulatory authorities, as well as general difficulties in obtaining any necessary regulatory approvals; successful development and/or commercialization of alternative product candidates by Vir Biotechnology’s competitors, as well as changes in expected or existing competition; Vir Biotechnology’s use of artificial intelligence and machine learning in its efforts to engineer next-generation proteins and in other research and development efforts; geopolitical changes or other external factors; and unexpected litigation or other disputes. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later stage or larger scale clinical studies and do not ensure regulatory approval. The actual results may vary from the anticipated results, and the variations may be material. You are cautioned not to place undue reliance on any scientific data presented or these forward-looking statements, which are based on Vir Biotechnology’s available information, expectations and assumptions as of the date of this press release. Other factors that may cause Vir Biotechnology’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir Biotechnology’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir Biotechnology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

VIR BIOTECHNOLOGY, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$222,947	$241,576
Short-term investments	678,051	1,270,980
Restricted cash and cash equivalents, current	89,385	13,268
Equity investments	4,350	9,853
Prepaid expenses and other current assets	47,725	52,549
Total current assets	1,042,458	1,588,226
Intangible assets, net	8,120	22,565
Goodwill	16,937	16,937
Property and equipment, net	63,183	96,018
Operating right-of-use assets	59,680	71,182
Restricted cash and cash equivalents, noncurrent	6,363	6,448
Long-term investments	190,015	105,275
Other assets	12,057	12,409
TOTAL ASSETS	$1,398,813	$1,919,060
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,081	$6,334
Accrued and other liabilities	85,873	104,220
Deferred revenue, current	12,648	64,853
Contingent consideration obligation, current	16,060	—
Total current liabilities	119,662	175,407
Operating lease liabilities, noncurrent	90,139	111,673
Contingent consideration obligation, noncurrent	24,050	25,960
Other long-term liabilities	14,577	15,784
TOTAL LIABILITIES	248,428	328,824
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2024 and 2023, respectively; no shares issued and outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of December 31, 2024 and 2023, respectively; 136,959,446 and 134,781,286 shares issued and outstanding as of December 31, 2024 and 2023, respectively	14	13
Additional paid-in capital	1,911,872	1,828,862
Accumulated other comprehensive loss	(1,717)	(815)
Accumulated deficit	(759,784)	(237,824)
TOTAL STOCKHOLDERS’ EQUITY	1,150,385	1,590,236
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,398,813	$1,919,060

VIR BIOTECHNOLOGY, INC.
Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Collaboration revenue	$10,413	$8,858	$8,379	$37,266
Contract revenue	865	744	55,333	2,228
Grant revenue	1,096	7,185	10,493	46,686
Total revenues	12,374	16,787	74,205	86,180
Operating expenses:
Cost of revenue	684	798	845	2,765
Research and development	106,083	109,089	506,499	579,720
Selling, general and administrative	26,701	41,217	119,031	174,441
Restructuring, long-lived assets impairment and related charges	(3,944)	4,699	34,995	13,559
Total operating expenses	129,524	155,803	661,370	770,485
Loss from operations	(117,150)	(139,016)	(587,165)	(684,305)
Other income:
Change in fair value of equity investments	(1,172)	(992)	(5,528)	(21,888)
Interest income	14,153	20,736	71,809	86,990
Other expense, net	(506)	(1,485)	(2,221)	(8,991)
Total other income	12,475	18,259	64,060	56,111
Loss before benefit from income taxes	(104,675)	(120,757)	(523,105)	(628,194)
Benefit from income taxes	86	4,784	1,145	13,077
Net loss	(104,589)	(115,973)	(521,960)	(615,117)
Net loss attributable to noncontrolling interest	—	—	—	(56)
Net loss attributable to VirBio	$(104,589)	$(115,973)	$(521,960)	$(615,061)
Net loss per share attributable to VirBio, basic	$(0.76)	$(0.86)	$(3.83)	$(4.59)
Net loss per share attributable to VirBio, diluted	$(0.76)	$(0.86)	$(3.83)	$(4.59)
Weighted-average shares outstanding, basic	136,808,690	134,608,811	136,246,865	134,130,924
Weighted-average shares outstanding, diluted	136,808,690	134,608,811	136,246,865	134,130,924

Contacts:

Media
Arran Attridge
Senior Vice President, Corporate Communications
aattridge@vir.bio

Investors
Richard Lepke
Senior Director, Investor Relations
rlepke@vir.bio